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                                                                      Exhibit 11

                 Statement re: computation of earnings per share


LOSS PER SHARE

Computation of loss per share
(in thousands, except per share data)


                                                         Nine months ended
                                                           September 30,
                                                          2001         2000
                                                       ---------    ---------

Net loss from continuing operations ................   $ (38,701)   $(169,661)
                                                       =========    =========
Net loss ...........................................   $ (38,701)   $(181,388)
                                                       =========    =========
Weighted average shares of common stock outstanding       38,511       29,704
Weighted average shares of common stock
     held for former Women.com shareholders ........         742           --
                                                       ---------    ---------
Adjusted weighted average shares of common stock
     outstanding used in computing basic and diluted
     net loss per share ............................      39,253       29,704
                                                       =========    =========
Basic and diluted net loss per share ...............   $   (0.99)   $   (6.11)
                                                       =========    =========